Morgan Stanley California Tax-Free Income Fund
Item 77(o) 10f-3 Transactions
January 1, 2001 - June 30, 2001

Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Los Angeles
Dept.of Water

03/07/01

$101.420

%25,000,000

2.93%

$1,140,665,000

2.19%

JP Morgan
Los Angeles
Dept.of Water

02/14/01

$97.415

$5,000,000

0.59%

$315,000,000

1.59%

Painewebber




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